Exhibit 10.1

January 6, 2015

John Griffin

Dear John,

I am delighted to welcome you to Hologic. You are joining a company with a tradition of excellence in providing innovative solutions to the field of women’s health. I am pleased to offer you the position of General Counsel reporting to Steve MacMillan, Chief Executive Officer. Please note that all offers are contingent based upon successful completion of references and a background check.

Start Date
Your start date will be February 2, 2015.

Salary
Your biweekly base salary for this position will be $16,730.77 (equivalent to $435,000.00 on an annualized basis).

Benefit Plans and Programs
You will be eligible to participate in Hologic’s benefit programs. Please note that all insurance plans, benefits, as well as Company policies and procedures are subject to change without notice. You will have five (5) weeks of vacation time per year. You will have a car allowance of $500.00 per month. Details on all benefit programs will be provided during your first week of employment. Each year you will be eligible for additional Long Term Incentive Awards commensurate with your role as General Counsel, as determined by the Board of Directors.

Stock Options
As part of Hologic’s Long Term Incentive Program, you will be granted an option to purchase shares of currently authorized Company stock which will be subject to the terms and conditions set forth in Hologic’s standard stock option agreement and equal to $162,500.00. The stock option grant, which we believe will represent a valuable equity position in Hologic, will have a grant price based on Hologic’s closing price (listed on the NASDAQ) on the first day of the month following your first day of employment (grant date). This option will vest at a rate of 20% per year, the first 20% vesting one year from the grant date (100% vested five years from the grant date). A detailed stock option agreement will be provided to you following the start of your employment.

Restricted Stock Units
As part of Hologic’s Long Term Incentive Program, you will be awarded a Restricted Stock Unit grant upon hire of $162,500.00. This grant will be subject to the terms and conditions set forth in Hologic’s standard RSU agreement. The RSU grant, which we believe will represent a valuable equity position in Hologic, will vest at a rate of 25% per year, the first vesting one year from the award date (100% vested 4 years from the grant date). A detailed RSU agreement will be provided to you following the start of your employment.

Performance Share Stock Units
As part of Hologic’s Long Term Incentive Program, you will be awarded a Performance Share Unit grant upon hire of $325,000.00. This grant will be subject to the terms and conditions set forth in Hologic’s standard PSU agreement. The PSU grant, which we believe will represent a valuable equity position in Hologic, will vest 100% on the third anniversary of the grant date, which will be the first day of the month following your employment date. A detailed PSU agreement will be provided to you following the start of your employment.

Additional Incentive
Stock Options

You will be granted an option to purchase shares of currently authorized Company stock which will be subject to the terms and conditions set forth in Hologic’s standard stock option agreement and equal to $125,000.00 and will have a grant price based on Hologic’s closing price (listed on the NASDAQ) on the first day of the month following your first day of employment (grant date). This option will vest at a rate of 20% per year, the first 20% vesting one year from the grant date (100% vested five years from the grant date).

Restricted Stock Units
You will be awarded a Restricted Stock Unit grant upon hire of $125,000.00. This grant will be subject to the terms and conditions set forth in Hologic’s standard RSU Agreement. The RSU grant will vest at a rate of 25% per year, the first vesting one year from the award date (100% vested 4 years from the grant date). A detailed RSU agreement will be provided to you following the start of your employment.

Performance Share Stock Units
You will be awarded a Performance Share Unit grant upon hire of $250,000.00. This grant will be subject to the terms and conditions set forth in Hologic’s standard PSU agreement. The PSU grant will vest 100% on the third anniversary of the grant date, which will be the first day of the month following your employment date.

Short-term Incentive Plan
You are eligible to participate in Hologic’s Short-Term Incentive Plan, with a target incentive opportunity of 75% of base salary. Plan funding is based on company financial performance, and payouts are based on a combination of company financial achievement and individual achievement. A threshold level of corporate financial achievement is required for any payments to be made. The Short-term Incentive Plan is measured and paid at the conclusion of the fiscal year. Any payout for the current fiscal year will be pro-rated to reflect your tenure in this position. In order to be eligible for the current fiscal year incentive, your hire date must be prior to the beginning of the fourth quarter of the fiscal year. Please note that all compensation plans and programs are subject to change or cancellation without notice, and any Short-term Incentive payment will be subject to the terms and conditions of the Plan.

Deferred Compensation Plan
You will be eligible for participation in the company’s DCP. You will receive a summary of this benefit as well as online account set up instructions directly from Fidelity shortly. You may enroll during the annual enrollment period in the late fall to defer from your regular base salary and/or annual bonus during the following calendar year. In the meantime, you should elect your desired distribution option for any Employer Retention Contribution that you may be eligible to receive. This election should be made within 30 days of becoming eligible (hire/promotion date).

Proof of Right to Work
In accordance with Federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your hire date. Hologic, Inc. utilizes E-Verify, an Internet-based program operated by the Department of Homeland Security in partnership with the Social Security Administration to verify every employee’s eligibility to work.

At Will Employment
Your relationship with Hologic will be one of employment at will; employment is not for any specific term and may be terminated by either you or Hologic at any time, for any reason with or without prior notice. Additionally, the Company requires you to verify that your employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company). Please provide us with a copy of any such agreements.

Change in Control
You are eligible for our standard senior executive Change in Control benefits contingent upon your execution of the attached Change in Control Agreement.

Non-Compete/Confidentiality/Proprietary Agreements

You also agree that to the best of your knowledge, you are not under any formal non-competition, confidentiality or proprietary agreement with your previous employer that would preclude you from working for Hologic.

By signing below you acknowledge that this letter does not constitute a contractual agreement. Your employment with Hologic is contingent upon you signing the enclosed Employee Intellectual Property Rights and Non-Competition Agreement and Dispute Resolution Agreement as well as the securing of satisfactory reference and background checks.

Confidentiality
You agree to follow the Company’s policy that employees must not disclose, either directly or indirectly, any confidential information, including any of the terms of this agreement to any person including other employees of the Company. You may however discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with services.

Please confirm your acceptance of this offer and the terms and conditions as described herein by executing the attached copy of this letter and the enclosed Employee Intellectual Property Rights and Non-Competition Agreement and Dispute Resolution Agreement.

We believe that joining Hologic is truly an ideal opportunity for you to move to the next step in your career. You will be in a position to significantly influence Hologic’s growth and success. We are confident you will find working at Hologic an exciting and worthwhile venture.

Congratulations!

Sincerely,	Accepted:	/s/ John Griffin
/s/ Scott Duhamel		John Griffin
Scott Duhamel
Vice President, Global Talent Acquisition	Date:	January 9, 2015